Exhibit (j)(2) under Form N-1A

Exhibit 23 under Item 601/Reg. S-K

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information in Post-Effective Amendment Number 56 to the Registration Statement (Form N-1A, No. 333-128884) of Federated Managed Pool Series and to the incorporation by reference of our report dated January 24, 2018 on Federated International Bond Strategy Portfolio (one of the portfolios within Federated Managed Pool Series) included in its Annual Shareholder Report for the fiscal year ended November 30, 2017.

/s/ Ernst & Young LLP

Boston, Massachusetts

January 24, 2018